SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-1865271
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Bala Plaza, Suite #300

Bala Cynwyd, Pennsylvania 19004

(Address of principal executive offices, including zip code)

2007 STOCK INCENTIVE PLAN

William V. Carey

Chairman, President and Chief Executive Officer

Central European Distribution Corporation

Two Bala Plaza, Suite #300

Bala Cynwyd, Pennsylvania 19004

(Name and Address of Agent for Service)

(610) 660-7817

(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Frank Adams, Esq.

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019-6092

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	1,397,333	$48.37	$67,588,997.21	$2,074.99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $48.37, based on the average of the high sales price ($48.96) and the low sales price ($47.78) per share of the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on September 25, 2007.

1

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of 1,397,333 shares of common stock, par value $0.01 per share (“Common Stock”), of Central European Distribution Corporation (the “Registrant”) under the Registrant’s 2007 Stock Incentive Plan (the “Plan”). The 1,397,333 shares of Common Stock being registered under this Registration Statement were previously registered pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 19, 2003, File No. 333-108085, for issuance under the Registrant’s 1997 Stock Incentive Plan, (the “1997 Plan”). None of the shares being registered hereunder may be issued under the 1997 Plan; these shares may be offered and sold only under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement (other than information in such documents that is deemed not to be filed):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 15, 2007;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed with the Commission on August 8, 2007;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on April 19, 2007, May 3, 2007, June 13, 2007 and September 14, 2007; and

(d) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on May 21, 1998.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation may indemnify any person made a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of the corporation. Other than in the case of an action by or in right of the corporation, the corporation may indemnify the director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. In the case of an action or suit by or in right of the corporation, the corporation may indemnify the director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action or suit. In either case, the director or officer must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify any person in connection with an action or suit by or in right of the corporation for matters as to which such person is adjudged to be liable to the corporation, unless a court determines that, despite such adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in the prior paragraph or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

To the maximum extent permitted by law, our bylaws provide for mandatory indemnification of our directors and officers against any expense, liability and loss to which they may become subject, or which they may incur as a result of being or having been a director or officer our company. In addition, we must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b)(7) does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7). Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to us or our stockholders; (b) for acts or omissions in bad faith or that involve intentional misconduct or a knowing violation of law; (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
5.1	Opinion of Dewey Ballantine LLP regarding the legality of the Common Stock being offered.

23.1	Consent of PricewaterhouseCoopers Sp. z o.o.

23.2	Consent of Dewey Ballantine LLP (included in opinion filed as Exhibit 5.1).

99.1	Central European Distribution Corporation 2007 Stock Incentive Plan (incorporated by reference to Appendix A to Central European Distribution Corporation’s definitive proxy statement on Schedule 14A filed with the Commission on March 27, 2007).

Item 9.	UNDERTAKINGS

(a). The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b). The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on this 28th day of September, 2007.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

/s/ William V. Carey
By:	William V. Carey
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William V. Carey and Christopher Biedermann, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William V. Carey	Chairman, President and Chief Executive Officer	September 28, 2007
William V. Carey	(principal executive officer)

/s/ Christopher Biedermann	Chief Financial Officer	September 28, 2007
Christopher Biedermann	(principal financial and accounting officer)

/s/ David Bailey	Director	September 28, 2007
David Bailey

/s/ N. Scott Fine	Director	September 28, 2007
N. Scott Fine

/s/ Tony Housh	Director	September 28, 2007
Tony Housh

/s/ Robert P. Koch	Director	September 28, 2007
Robert P. Koch

/s/ Jan W. Laskowski	Director	September 28, 2007
Jan W. Laskowski

/s/ Markus Sieger	Director	September 28, 2007
Markus Sieger

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Dewey Ballantine LLP regarding the legality of the Common Stock being offered.

23.1	Consent of PricewaterhouseCoopers Sp. z o.o.

23.2	Consent of Dewey Ballantine LLP (included in opinion filed as Exhibit 5.1).

99.1	Central European Distribution Corporation 2007 Stock Incentive Plan (incorporated by reference to Appendix A to Central European Distribution Corporation’s definitive proxy statement on Schedule 14A filed with the Commission on March 27, 2007).